                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                     the Securities Exchange Act of 1934.

Filed by the Registrant /X/
Filed by a party other than the Registrant / /

Check the appropriate box:

/ /  Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to Section 240.14a-11(c) or Section
     240.14a-12
                        Zebra Technologies Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.

/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
     2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
     4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
     5) Total fee paid:

        ------------------------------------------------------------------------

                                ZEBRA TECHNOLOGIES CORPORATION

                            NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                    TO BE HELD ON MAY 5, 1998

To the Stockholders of
Zebra Technologies Corporation:

   The Annual Meeting of Stockholders of Zebra Technologies Corporation (the "Company") will be held at 10:30 a.m., Chicago time, on Tuesday, May 5, 1998, at Harris Trust and Savings Bank, 111 West Monroe Street, Chicago, Illinois, for the following purposes:

   1) To elect five directors;

   2) To ratify the selection by the Board of Directors of KPMG Peat Marwick LLP as the independent auditors of the Company's financial statements for the fiscal year ending December 31, 1998; and

   3) To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

   The Board of Directors has fixed the close of business on March 6, 1998 as the record date for determining stockholders entitled to notice of, and to vote at, the Annual Meeting.

                                    By order of the Board of Directors,

                                    Gerhard Cless
                                    SECRETARY

Vernon Hills, Illinois
April 3, 1998

ALL STOCKHOLDERS ARE URGED TO ATTEND THE MEETING IN PERSON OR BY PROXY. WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE PAID ENVELOPE FURNISHED FOR THAT PURPOSE.

                              ZEBRA TECHNOLOGIES CORPORATION
                               333 CORPORATE WOODS PARKWAY
                               VERNON HILLS, ILLINOIS 60061
                                     (847) 634-6700

                                 ______________________
                                     PROXY STATEMENT
                                 ______________________

   The accompanying Proxy is solicited by the Board of Directors of Zebra Technologies Corporation, a Delaware corporation ("Zebra," or the "Company"), for use at the Annual Meeting of Stockholders (the "Annual Meeting") to be held at 10:30 a.m., Chicago time, on Tuesday, May 5, 1998, at Harris Trust and Savings Bank, 111 West Monroe Street, Chicago, Illinois, and any adjournments thereof. This Proxy Statement and the accompanying form of proxy are intended to be released to stockholders on or about April 3, 1998.

VOTING SECURITIES; PROXIES; REQUIRED VOTE

   VOTING SECURITIES -- The Board of Directors has fixed the close of business on March 6, 1998, as the record date (the "Record Date") for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting or any adjournments thereof. As of the Record Date, the Company had outstanding 19,421,019 shares of Class A Common Stock, par value $.01 per share (the "Class A Common Stock"), and 4,890,609 shares of Class B Common Stock, par value $.01 per share (the "Class B Common Stock"). The holders of the Class A Common Stock and the Class B Common Stock vote together as a single class on all matters to be submitted to the vote of stockholders at the Annual Meeting. Holders of Class A Common Stock are entitled to one vote per share. Holders of Class B Common Stock are entitled to ten votes per share.

   PROXIES -- Edward L. Kaplan and Gerhard Cless, the persons named as proxies on the proxy card accompanying this Proxy Statement, were selected by the Board of Directors of the Company to serve in such capacity. Messrs. Kaplan and Cless are directors of the Company. Each executed and returned proxy will be voted in accordance with the directions indicated thereon, or if no direction is indicated, such proxy will be voted in accordance with the recommendations of the Board of Directors contained in this Proxy Statement. Each stockholder giving a proxy has the power to revoke it at any time before the shares it represents are voted. Revocation of a proxy is effective upon receipt by the Secretary of the Company of either (i) an instrument revoking the proxy or (ii) a duly executed proxy bearing a later date. Additionally, a stockholder may change or revoke a previously executed proxy by voting in person at the Annual Meeting.

   REQUIRED VOTE -- At the Annual Meeting, (i) a plurality of the votes cast in person or by proxy is required to elect directors; and (ii) the affirmative vote of holders of a majority of the voting power of the Common Stock is required to ratify the appointment of KPMG Peat Marwick LLP as the independent auditors of the Company's financial statements for the fiscal year ending December 31, 1998. Stockholders will not be allowed to cumulate their votes in the election of directors.

   The required quorum for the transaction of business at the Annual Meeting will be a majority of the voting power of shares of Common Stock issued and outstanding on the Record Date. Abstentions and broker non-votes will be included in determining the presence of a quorum. With respect to the proposal to ratify the appointment of KPMG Peat Marwick LLP, abstentions and broker non-votes will have the same effect as votes against such proposal. Neither abstentions nor broker non-votes will have any effect on the voting on the proposal to elect directors.

   Due to their beneficial ownership of a majority of the outstanding shares of Class B Common Stock, Messrs. Kaplan and Cless have voting power sufficient (i) to elect the five nominees named to serve as directors and
(ii) ratify the appointment of KPMG Peat Marwick LLP. Messrs. Kaplan and Cless have advised the Board of Directors that all shares beneficially owned by them will be voted in favor of such proposals. See "Security Ownership of Certain Beneficial Owners and Management."

                                      PROPOSAL 1
                                ELECTION OF DIRECTORS

   The Board of Directors has set the number of directors to be elected at the Annual Meeting at five. Each nominee for election as director currently serves as a director of the Company. All nominees were elected to serve as directors by the stockholders of the Company at the last Annual Meeting of stockholders, held on May 20, 1997. The Board of Directors recommends that the stockholders vote in favor of the election of the five nominees named in this Proxy Statement to serve as directors of the Company.

   If at the time of the Annual Meeting any of the nominees is unable or declines to serve, the persons named in the proxy will at the direction of the Board of Directors either vote for such substitute nominee or nominees as the Board of Directors recommends or vote to allow the vacancy created thereby to remain open until filled by the Board. The Board of Directors has no reason to believe that any nominee will be unable or will decline to serve as a director if elected.

   NOMINEES FOR ELECTION AS DIRECTORS -- The following persons, if elected at the Annual Meeting, will serve as directors until the earlier of the 1999 annual meeting of the Company's stockholders or until their successors are duly elected and qualified.

                                                                                          SERVED AS
                                                                                           DIRECTOR
NAME                         AGE     POSITION WITH COMPANY                                  SINCE
--------------------------  -----    -------------------------------------------------    ----------
Gerhard Cless                 58     Executive Vice President, Secretary and Director      1969

Edward L. Kaplan              55     Chief Executive Officer, Chairman and Director        1969

Christopher G. Knowles (1)    55     Director                                              1991

David P. Riley                51     Director                                              1991

Michael A. Smith (1)          43     Director                                              1991

_____________________

 (1) Member of Audit Committee.

   GERHARD CLESS became Executive Vice President for Engineering and Technology in February 1995, after having served as Senior Vice President since 1969. He is also Secretary, as well as a co-founder of the Company, and has served as a director since 1969. Mr. Cless served as Treasurer of the Company until October 1991. Since 1969, he has been active with the Company, where he has directed the development of numerous label printers and maintained worldwide technology/vendor relationships. Prior to founding the Company, Mr. Cless was a research and development engineer at Teletype Corporation's printer division. Mr. Cless received an MSME degree from Esslingen, Germany and has done graduate work at the Illinois Institute of Technology.

   EDWARD L. KAPLAN is Chief Executive Officer and Chairman, as well as a co-founder of the Company, and has served as a director since 1969. He also served as President of the Company until February 1995 and Chief Financial Officer of the Company until October 1991. Mr. Kaplan began his career as a project engineer for Seeburg Corporation, later joining Teletype Corporation as a mechanical engineer performing research and development in the Printer Division. In 1969, he and partner Gerhard Cless founded the Company, then known as Data Specialties, Inc. Mr. Kaplan received a BS in Mechanical Engineering from the Illinois Institute of Technology (graduating Tau Beta
Pi) and an MBA from the University of Chicago and is an NDEA Fellow of Northwestern University.

   CHRISTOPHER G. KNOWLES has served as a director of the Company since July 1991. He is a member of the Board of Directors of Insurance Auto Auctions, Inc. (since June 1994) and of Metal Management, Inc. (since November 1997). In 1966, Mr. Knowles joined North America Van Lines, which was acquired by PepsiCo, Inc. two years later. He continued his career with PepsiCo, Inc., working in human relations and distribution with several of its subsidiary companies, including North American Van Lines, PepsiCo Service Industries and Wilson Sporting Goods, as well as holding positions on the corporate staff of PepsiCo. In 1976, he became a Vice President of Allied Van Lines and later became Division Vice President in charge of Allied's Household Goods Division, the largest division of that company. Mr. Knowles joined Underwriters Salvage Company in 1980 as its Chairman of the Board and Chief Executive Officer and subsequently acquired that company with other members of its management staff. Underwriters Salvage Company was acquired by Insurance Auto Auctions, Inc. in January 1994. Mr. Knowles became President and Chief Operating Officer of Insurance Auto Auctions, Inc. in April 1994 and held such positions until March 1996. Mr. Knowles received his BA degree from Indiana University in 1966.

   DAVID P. RILEY has served as a director of the Company since July 1991. Since 1984, he has been President and Chief Executive Officer of The Middleby Corporation, a public company which manufactures commercial food equipment and provides complete kitchens to various institutional customers, as well as to restaurants such as Pizza Hut and Domino's Pizza. He also serves as a director of The Middleby Corporation. Mr. Riley was previously employed in various management positions with a subsidiary of The Middleby Corporation and, before that, with Hobart Corporation, a food equipment manufacturer. Mr. Riley holds a Bachelor's Degree in Engineering from Ohio State University.

   MICHAEL A. SMITH has served as a director of the Company since July 1991. He is Managing Director and co-head of the Mergers & Acquisitions Department of BancAmerica Robertson and previously was co-founder head of the investment banking group BA Partners and its predecessor entities since 1989. Previous positions include Managing Director, Corporate Finance Department, for Bear, Stearns and Company, Inc. (1982 to 1989) and Vice President and Manager of the Eastern States and Chicago Group Investment Banking Division of Continental Bank (1977 to 1982). He was a director of Graphic Technology from 1983 to 1989. Mr. Smith graduated Phi Beta Kappa from the University of Wisconsin and received an MBA from the University of Chicago.

   DIRECTOR COMPENSATION -- For their services as directors, the members of the Board of Directors who are not employees of Zebra are paid $2,000 quarterly, $2,000 for each Board meeting attended and $500 for each Board committee meeting attended. In addition to cash compensation, each of Messrs. Knowles, Riley and Smith was granted, over a five-year period, options to acquire 20,000 shares of Class A Common Stock pursuant to Zebra's Stock Option Plan for Outside Directors (the "Outside Director Plan"), which expired in 1996. Options granted under the Outside Director Plan have an exercise price equal to the fair market value on the date of grant and have a term ending seven years after the date of grant or two years after the date on which the director ceases being a director of the Company, whichever is earlier. Pursuant to Zebra's 1997 Non-Employee Director Plan (the "1997 Director Plan"), on February 11, 1997 each of Messrs. Knowles, Riley and Smith was granted options to purchase 15,000 shares of Class A Common Stock at an exercise price of $24.50 per share (the closing price of the Class A Common Stock on the grant date, as reported by Nasdaq). Options granted under the 1997 Director Plan vest in five equal increments on the grant date and each of the first four anniversaries thereof (so long as the optionee is still an active member of the Board of Directors) and remain exercisable
until the tenth anniversary of the grant date.   See "Security Ownership of
Certain Beneficial Owners and Management."

   MEETINGS -- The Board of Directors meets quarterly and may schedule additional special meetings upon request of the Chairman of the Board, the President of the Company or one-half of the whole Board of Directors. During the year ended December 31, 1997, the Board of Directors met four times. Each director attended all of the board meetings and meetings of board committees on which he served that were held during 1997.

   COMMITTEES OF THE BOARD OF DIRECTORS -- The Audit Committee generally has responsibility for recommending independent auditors to the Board for selection, reviewing the plan and scope of the audit, reviewing the Company's audit and control functions and reporting to the full Board regarding all of the foregoing. The Audit Committee conferred by telephone on a number of occasions and held four formal meetings in 1997. The Board of Directors does not have a compensation or nominating committee.

                                  EXECUTIVE OFFICERS

   Set forth below is a table identifying the executive officers of the Company other than Messrs. Cless and Kaplan, who are identified in the section entitled "Election of Directors -- Nominees for Election as Directors."

NAME                             AGE                         POSITION
--------------------------      -----            ---------------------------------------------
Jack A. LeVan                    43              Senior Vice President, Business Development

Thomas C. Beusch                 45              Vice President, Sales and International

John H. Kindsvater, Jr.          56              Vice President, Marketing

Clive P. Hohberger               55              Vice President, Technology Development

James A. Goffee, Jr.             47              Vice President, Manufacturing

Charles R. Whitchurch            51              Chief Financial Officer and Treasurer


   JACK A. LEVAN is Senior Vice President of Business Development. He joined the Company in January 1995 as Senior Vice President of Marketing. From 1993 until joining the Company, Mr. LeVan was President of the Carolina Enterprise Association. From 1989 to 1993, he served in various senior management positions with Groupe Legris Industries, progressing to President and CEO of PPM Cranes, Inc., a company acquired by Groupe Legris Industries in 1992. Mr. LeVan held various management positions with Miller Fluid Power from 1981 to 1989. In addition, Mr. LeVan spent three years in consulting with a specialization in industrial marketing strategy. Mr. LeVan received a BA and an MBA from the University of Chicago.

   THOMAS C. BEUSCH is Vice President of Sales and International. He joined the Company in April 1991 as Director of Sales, was promoted to Director of Sales Worldwide in December 1991, and became Vice President of Sales and International in January 1995. Prior to joining the Company, Mr. Beusch spent five years with American Telephone and Telegraph, where he held various management positions. Previously, he spent twelve years with International Business Machines in various sales and regional marketing positions. Mr. Beusch received a BS with a double major in marketing and management from Eastern Illinois University.

   JOHN H. KINDSVATER, JR. joined the Company in December 1980 as Director of Sales. Subsequently he was elected Vice President and in April 1991 became Vice President of Marketing and Sales. In May 1995 he became Vice President of Corporate Development and during the next year closed two acquisitions of software companies. In May 1996 he was appointed President of Zebra Technologies VTI, Inc. In August 1997 he resumed marketing responsibilities and became Vice President of Marketing. Prior to joining the Company, Mr. Kindsvater held management posts in corporate development, international operations, marketing and sales with various technology-based companies, including Quixote Corporation, A. B. Dick Company, Marsh Instrument Company and Jeppesen & Co. Mr. Kindsvater attended Purdue University and received his BS and MBA from the University of Denver. He served two terms on the Board of Directors of Automatic Identification Manufacturers (AIM), the industry's trade association as well as one term on the Board of Automatic Identification Manufacturers International (AIMI).

   CLIVE P. HOHBERGER became Vice President of Technology Development in 1994. He joined the Company in 1984 as a consultant and became Vice President of Corporate Development in 1986. He served as Vice President of Marketing from 1988 to 1991 and became Vice President of Market Development in 1991. He became Vice President of Technology Development in 1994 and is presently responsible for the development of new market opportunities and liaisons with key customers, vendors, government standards and regulatory agencies, competitors and technology developers. Dr. Hohberger has held positions with several firms including Weber Marking Systems, Abbott Laboratories, The Brookhaven National Laboratory, the Montreal Neurological Institute and Bunker-Ramo Corporation. Dr. Hohberger received his BS and MS from Case Institute of Technology in Physics and Engineering, respectively, a PhD from Case

Western Reserve University in Computer Engineering and an MBA from the Lake Forest Graduate School of Management.

   JAMES A. GOFFEE, JR. joined Zebra Technologies in August, 1985 as Manager of Quality Assurance/Standard Products Engineering. He has held various management positions in Manufacturing since 1987, serving as Director of Manufacturing from 1991 until his promotion to Vice President in 1996. Mr. Goffee previously held positions in quality management and project management at Corcom Inc., Firex, Victor Business Products, and N.C.R. Mr. Goffee holds a degree in B.A.A.B.S. from National Louis University and completed the AEA/Stanford Executive Institute Program for Management of Technology Based Companies in 1996.

   CHARLES R. WHITCHURCH joined Zebra as Chief Financial Officer and Treasurer in September 1991. From 1981 until he joined the Company, he served as Vice President, Finance of Corcom, Inc., a technology company specializing in the control of radio frequency interference. Mr. Whitchurch previously held positions as Chief Financial Officer of Resinoid Engineering Corporation and as Corporate Services Officer with the Harris Bank in Chicago. Mr. Whitchurch earned a BA in Economics (Phi Betas Kappa) from Beloit College in 1968 and an MBA from Stanford University in 1973.

   The Board of Directors elects officers to serve at the discretion of the Board. There are no family relationships among any of the directors or officers of the Company.

   SECTION 16(a) COMPLIANCE -- Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's officers and directors and persons who own more than ten percent of a registered class of the Company's equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission and The Nasdaq Stock Market. Based solely on a review of the forms it has received and on written representations from certain reporting persons that no such forms were required for them, the Company believes that, except as set forth below, during the fiscal year ended December 31, 1997 all Section 16(a) filing requirements applicable to its officers, directors and 10% beneficial owners were complied with by such persons.

   Mr. Beusch inadvertently failed to timely file a Form 4 with respect to the fiscal year ended December 31, 1997 by the date prescribed under Section 16(a). Mr. Goffee inadvertently failed to timely file a Form 3 upon becoming a reporting person and a Form 5 with respect to the fiscal year ended December 31, 1996. All such reports have since been filed. Mr. Clements, a former executive of the Company, inadvertently failed to file a Form 5 with respect to the fiscal year ended December 31, 1996.

                     EXECUTIVE COMPENSATION AND CERTAIN TRANSACTIONS

   The following table provides information concerning the annual and long-term compensation for services in all capacities to the Company for the fiscal year ended December 31, 1997, and the two prior fiscal years, for (i) the chief executive officer and (ii) the four other executive officers of the Company who received the highest compensation (combined salary and bonus) for fiscal 1997 (collectively, the "Named Officers").

                             SUMMARY COMPENSATION TABLE

                                                                               LONG TERM
                                                                             COMPENSATION (1)
                                                                            --------------------
                                                ANNUAL COMPENSATION              AWARDS
                                               --------------------------   --------------------        ALL
                                                                               SECURITIES              OTHER
                                                                               UNDERLYING           COMPENSATION
NAME AND PRINCIPAL POSITION         YEAR        SALARY ($)    BONUS ($)        OPTIONS (#)               ($)
------------------------------     -------     ------------   -----------    -------------------   -----------------
Edward Kaplan                       1997        $309,355      $139,210              --              $10,055(2)
 Chief  Executive Officer           1996         281,731        64,347              --               17,972
 and Chairman                       1995         256,289       159,893              --               15,992

Thomas C. Beusch                    1997        $156,970      $ 43,781              --              $35,700(3)
 Vice President, Sales and          1996         148,246        10,507              --               30,262
 International                      1995         140,000        48,500              --               31,564

Jeffrey K. Clements(4)              1997        $194,376       $ 51,833             --              $10,055(5)
 Executive Vice President           1996         194,376         35,668             --               12,164
                                    1995         175,503         87,497             --

Jack A. LeVan                       1997        $168,940       $ 45,614             --              $10,055(6)
 Senior Vice President,             1996         141,617         33,361             --                9,875
 Business Development               1995         121,735           --               --               10,841

Charles R. Whitchurch               1997        $169,028       $ 46,637             --              $10,055(7)
 Chief Financial Officer and        1996         144,463         23,462             --               10,628
 Treasurer                          1995         131,405         53,940             --                9,249

___________________

 (1) None of the Named Officers had any restricted stock holdings as of December 31, 1997.

 (2) Includes 401(k) contributions of $4,750, and profit sharing plan payments of $5,305.

 (3) Includes commissions of $25,645, 401(k) contributions of $4,750, and profit sharing plan payments of $5,305.

 (4) Jeffrey K. Clements resigned from the Company on January 8, 1998.

 (5) Includes 401(k) contributions of $4,750, and profit sharing plan payments of $5,305.

 (6) Includes 401(k) contributions of $4,750, and profit sharing plan payments of $5,305.

 (7) Includes 401(k) contributions of $4,750, and profit sharing plan payments of $5,305.

   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES -- The following table provides information on option exercises by the Named Officers in fiscal 1997 and on the Named Officers' unexercised options at December 31, 1997.

                        AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                               AND FISCAL YEAR-END OPTION VALUES

                                                                              NUMBER OF SECURITIES
                                                                                   UNDERLYING            VALUE OF UNEXERCISED
                                                                                   UNEXERCISED                IN-THE-MONEY
                                                                                 OPTIONS AT FISCAL         OPTIONS AT FISCAL
                                                                                    YEAR-END (#)             YEAR-END($)(1)
                                                                               -----------------------   ---------------------
                                    SHARES ACQUIRED ON          VALUE              EXERCISABLE/               EXERCISABLE/
NAME                                    EXERCISE(#)          REALIZED($)          UNEXERCISABLE              UNEXERCISABLE
-------------------------------     ---------------------    --------------    -----------------------   ---------------------
Edward Kaplan                               --                    --                    --                          --

Thomas C. Beusch                           3,000                42,375             7,500/24,500                94,688/198,688

Jeffrey K. Clements (2)                    6,500                71,500             5,500/18,000                55,750/134,875

John H. Kindsvater, Jr.                     --                    --                --  /25,000                 --   /131,250

Charles R. Whitchurch                       --                    --               4,500/30,000                78,188/280,000


_______________________

  (1) The value per option is calculated by subtracting the exercise price from the closing price of the Company's Common Stock on the Nasdaq National Market on December 31, 1997 of $29.75.

  (2) Jeffrey K. Clements resigned from the Company on January 8, 1998.

   OPTION GRANTS IN LAST FISCAL YEAR -- The following table provides information on grants of stock options to the Named Officers in fiscal 1997. No stock appreciation rights were granted to the Named Officers' during 1997.

                               OPTION GRANTS IN LAST FISCAL YEAR

                                                                                  POTENTIAL REALIZABLE
                            NUMBER OF      PERCENT OF                            VALUE AT ASSUMED ANNUAL
                            SECURITIES        TOTAL                                RATE OF STOCK PRICE
                            UNDERLYING       OPTIONS     EXERCISE                APPRECIATION FOR OPTION
                             OPTIONS       GRANTED TO     OR BASE                     TERM($) (3)
                            GRANTED (#)    EMPLOYEES      PRICE     EXPIRATION   ----------------------
NAME                            (1)          (%)(2)       ($/SH)       DATE         5%          10%
-----------------------    -------------  ------------  ----------  -----------  ---------   ----------
Edward Kaplan                   --           --           --            --          --         --

Thomas C. Beusch             15,000         5.15%        24.50       2/11/07     231,119     585,700

Jeffrey K. Clements (4)         --           --           --            --          --         --

John H. Kindsvater, Jr.      25,000         8.58%        24.50       2/11/07     385,198     976,167

Charles R. Whitchurch        25,000         8.58%        24.50       2/11/07     385,198     976,167


_______________________

 (1) Each of these options was granted pursuant to either the Zebra Technologies 1997 Stock Option Plan or the Zebra Technologies 1991 Stock Option Plan and is subject to the terms of such plan. All options were granted at an exercise price equal to the fair market value of the Company's common stock on the date of grant.

 (2) Does not include the grant of option to purchase 45,000 shares of common stock to non-employee Directors under the 1997 Director Plan.

 (3) In accordance with the rules of the Security and Exchange Commission ("Commission"), shown are hypothetical gains or "option spreads" that would exist for the respective options. These gains are based on assumed rates of annual compounded stock price appreciation of 5% and 10% from the date the option was granted over the full option term.
     The 5% and 10% assumed rates of appreciation are mandated by the rules of the Commission and do not represent the Company's estimate or projection for future increases in the price of its common stock.

 (4) Jeffrey K. Clements resigned from the Company on January 8, 1998.

   CERTAIN TRANSACTIONS -- In May 1989, the Company entered into a lease agreement for its facility and certain machinery, equipment, furniture and fixtures with Unique Building Corporation ("Unique"), a corporation owned by Messrs. Kaplan and Cless and Stewart Shiman (a former executive officer of the Company). The facility portion of the lease is treated as an operating lease and has a term ending on March 31, 2008. Base monthly rental payments were $99,328 in 1997 and will increase to $106,272 from April 1, 1998 through August 31, 1999, $115,355 from September 1, 1999 through March 31, 2003, and $127,570 from April 1, 2003 through March 31, 2008. The lease agreement includes a modification to the base monthly rental which goes into effect if the prescribed rent payment is less than the aggregate principal and interest payments required to be made by Unique under certain Industrial Revenue Bonds. Under the portion of the lease agreement with Unique which is accounted for as a capital lease, the Company leases machinery, equipment, furniture, and fixtures at a monthly rental of $5,725 over the lease term. The Industrial Revenue Bonds are supported by a Letter of Credit issued by American National Bank. The Company guaranteed $700,000 of Unique's obligation to such bank under the agreement relating to the Letter of Credit.

                            REPORT ON EXECUTIVE COMPENSATION

   Traditionally, compensation for the Company's executive officers has been determined by the Company's chief executive officer, Edward L. Kaplan, due to the relatively small number of executive officers and Mr. Kaplan's personal knowledge of the relative performance and responsibilities of each executive officer. For the fiscal year ended December 31, 1997, compensation for the Company's executive officers, other than Mr. Kaplan himself, was established in this manner. Mr. Kaplan also submitted to the Board of Directors for its consideration a proposal for his own compensation package, which was reviewed and approved by the Board.

   COMPENSATION ELEMENTS -- For 1997, the primary components of the Company's executive officer compensation program were base salaries and cash bonuses based on Company and departmental performance.

   BASE SALARIES -- In determining the base salaries of the Named Officers other than himself, Mr. Kaplan reviewed various technology industry salary surveys, and he targeted salaries at levels competitive to those provided to executives with similar responsibilities in businesses which he viewed as comparable to the Company. Mr. Kaplan also attempted to maintain a salary structure for the executive group which vis-a-vis each executive gives credit for relative seniority and scope of assigned responsibilities. The Board's approval of Mr. Kaplan's salary was based upon its subjective evaluation of Mr. Kaplan's contributions to the Company and his importance to the Company's continued growth. The Board reviewed the American Electronics Association Executive Compensation Survey (the "Survey") to confirm Mr. Kaplan's salary level was within the ranges represented by the Survey, but did not target Mr. Kaplan's salary at a particular point within the Survey's compensation ranges.

   BONUS -- Executive bonuses for fiscal 1997 were performance-related. Bonuses were designed to reward management for achieving and exceeding goals for Company performance as well as performance goals for particular departments.

   Mr. Kaplan and each of the other Named Officers participated in the Company's 1997 Executive Bonus Plan (the "Bonus Plan"). The Bonus Plan was established by Mr. Kaplan after meetings with the other executive officers to discuss the Company's targeted performance goals, and Mr. Kaplan's participation in the Bonus Plan was approved by the Board. Under the Bonus Plan, cash bonuses paid to each of the Named Officers for 1997 were directly related to the Company's overall financial performance. Bonuses were determined by multiplying the particular officer's base salary by (1) his designated bonus percentage and (2) a performance factor based upon the Company's achievement of targeted levels of after-tax profit for 1997. Designated bonus percentages were based upon seniority and relative positions within the Company's organizational structure.

   Mr. Kaplan awarded bonuses in addition to those provided in the Bonus Plan to certain of the Company's executive officers based upon the performance of the departments over which they exercise direct supervisory authority. For these bonuses, the performance criteria varied depending upon the department and the particular goals set for the department for 1997. For example, an executive responsible for sales functions of the Company received an additional bonus based upon the Company's gross sales levels, while an executive in charge of manufacturing functions received a bonus based upon targeted levels of manufacturing efficiency, quality and on-time deliveries.

   STOCK OPTIONS -- The Company, on occasion, awards stock options to executive officers, to provide competitive compensation packages and because the Company believes it is important that all of the Company's key executive officers have a meaningful equity stake in the Company so that they have an incentive to create shareholder value over a long-term investment horizon. Option grants to Messrs. Beusch, Kindsvater, and Whitchurch in 1997 were granted under the provisions of the Company's stock option grant policy. The size of the individual option grant is dependant upon individual performance, job function, and competitive market conditions. All option grants are approved by the Company's Board of Directors.

   COMPLIANCE WITH SECTION 162(m) -- The Board of Directors currently intends for all compensation paid to the Named Officers to be tax deductible to the Company pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended ("Section 162(m)"). Section 162(m) provides that compensation paid to the Named Officers in excess of $1,000,000 cannot be deducted by the Company for Federal income tax purposes unless, in general, such compensation is performance based, is established by an independent committee of directors, is objective and the plan or agreement providing for such performance based compensation has been approved in advance by stockholders. In the future, however, if, in the judgment of the Board, the benefits to the Company of a compensation program that does not satisfy the arbitrary and inflexible conditions of Section 162(m) outweigh the costs to the Company of the failure to satisfy these conditions, the Board may adopt such a program.

                                BOARD OF DIRECTORS
                      Gerhard Cless              David P. Riley
                      Edward L. Kaplan           Michael A. Smith
                      Christopher Knowles


                           COMPENSATION COMMITTEE INTERLOCKS
                               AND INSIDER PARTICIPATION

   The Company's Chief Executive Officer, Mr. Kaplan, determined the compensation to be paid the Company's executive officers, other than himself, for the fiscal year ended December 31, 1997. The Board of Directors, consisting of Messrs. Cless, Kaplan, Knowles, Riley, and Smith, approved the compensation to be paid to Mr. Kaplan. Mr. Cless, the Company's Executive Vice President and Secretary, and Mr. Kaplan participated in the deliberations of the Board concerning Mr. Kaplan's compensation.

                                 PERFORMANCE GRAPH

   The graph set forth below compares the cumulative total stockholder return on the Class A Common Stock of the Company since December 31, 1992 with the cumulative total return on the Nasdaq Market Index and the MG Industry Group 171 -- Electronic Equipment Manufacturers Index -- over the same period (assuming the investment of $100 in the Class A Common Stock at its closing price of $12.000 per share (post-split) on December 31, 1992 and in each index on such date, and the reinvestment of all dividends, if any).

                      COMPARISON OF CUMULATIVE RETURNS SINCE IPO


                                                       DECEMBER 31,
                       ----------------------------------------------------------------------------
                         1992         1993          1994          1995        1996         1997
--------------------   ----------   ----------    ----------     --------    ---------    ---------
Zebra Technologies
 Corporation            $100.00      $235.94       $162.76       $283.33     $194.79      $247.92

MG Group Index           100.00       144.08        159.92        220.41      302.01       324.09

Nasdaq Market Index      100.00       119.95        125.94        163.35      202.99       248.30


                            SECURITY OWNERSHIP OF MANAGEMENT AND
                                  CERTAIN BENEFICIAL OWNERS

   The following table sets forth, as of March 6, 1998, certain information with respect to the beneficial ownership of the Company's Common Stock by (i) each person known by the Company to own beneficially more than 5% of the outstanding shares of any class of Common Stock, (ii) each director of the Company, (iii) each of the Named Officers and (iv) all directors and executive officers of the Company as a group.

                                        CLASS A COMMON STOCK              CLASS B COMMON STOCK
                                 ---------------------------------    -------------------------------    % OF TOTAL
                                                                                                            VOTING
NAME AND ADDRESS                 NUMBER              % OF CLASS       NUMBER             % OF CLASS        POWER(1)
--------------------------       -------------       -------------    -----------        ------------    ------------
Edward L. Kaplan(2)                   --                 --           1,409,737(3)           28.8%           20.6%

Carol K. Kaplan(2)                    --                 --             290,448(4)            5.9%            4.3%

Gerhard Cless(2)                   140,000(5)             *           2,368,312(6)           48.4%           34.7%

Ruth I. Cless(2)                      --  (7)             *             783,804(8)           16.0%           11.5%

Christopher G. Knowles              28,000(9)             *                --                 --               *

David Riley                         18,000(10)            *                --                 --               *

Michael A. Smith                    26,000(9)             *                --                 --               *

Thomas C. Beusch                    15,614(11)            *                --                 --               *

Jeffrey K. Clements                  6,206(12)            *                --                 --               *

John H. Kindsvater, Jr.             15,830(13)            *                --                 --               *

Charles R. Whitchurch               21,413(14)            *                --                 --               *

William Blair & Co., L.L.C.      1,935,664(15)          10.0%              --                 --              2.8%

Jurika & Voyles, L.P.            1,688,287(16)           8.7%              --                 --              2.5%

Fifth Third Bancorp              1,167,885(17)           6.0%              --                 --              1.7%

All Executive Officers and
 Directors as a
 group (12 persons)                291,652(18)           1.5%         4,852,301              99.2%           71.3%


____________________

* Less than one percent.

 (1) Each share of the Class A Common Stock has one vote and each share of the Class B Common Stock has ten votes. This column shows the combined voting power of all Class A Common Stock and Class B Common Stock beneficially owned by each of the listed persons. The percentages are based on the outstanding number of Class A Common Stock and Class B Common Stock as of March 6, 1998.

 (2) The address of this stockholder is c/o Zebra Technologies Corporation, 333 Corporate Woods Parkway, Vernon Hills, Illinois 60061.

 (3) Excludes 290,448 shares which may be deemed held of record or beneficially by Mr. Kaplan's wife, Carol, which may be deemed to be beneficially owned by Mr. Kaplan.

 (4) Excludes 1,409,737 shares held of record or beneficially by Mr. Kaplan, which may be deemed to be beneficially owned by Mrs. Kaplan.

 (5) Includes 140,000 shares held by a foundation of which Mr. Cless is director.

 (6) Excludes 783,804 shares held of record or beneficially by Mr. Cless' wife, Ruth, , which may be deemed to be beneficially owned by Mr. Cless.

 (7) Excludes 140,000 shares held of record or beneficially by Mr. Cless, which may be deemed to be beneficially owned by Mrs. Cless.

 (8) Excludes 2,368,312 shares held of record or beneficially by Mr. Cless, which may be deemed to be beneficially owned by Mrs. Cless.

 (9) Includes 20,000 shares of Class A Common Stock currently issuable upon exercise of options granted pursuant to the Outside Directors Plan and 6,000 of Class A Common Stock currently issuable upon exercise of options granted pursuant to the 1997 Directors Plan.

(10) Includes 12,000 shares of Class A Common Stock currently issuable upon exercise of options granted pursuant to the Outside Directors Plan and 6,000 of Class A Common Stock currently issuable upon exercise of options granted pursuant to the 1997 Directors Plan.

(11) Includes 9,750 shares of Class A Common Stock currently issuable upon exercise of outstanding options.

(12) Mr. Clements' employment with the Company ended on January 8, 1998. His share ownership is reported as of December 31, 1997. Includes 5,500 shares of Class A Common Stock currently issuable as of such date upon exercise of options.

(13) Includes 500 shares held of record or beneficially by Mr. Kindsvater's son, which may be deemed to be beneficially owned by Mr. Kindsvater, and also includes 3,750 shares of Class A Common Stock currently issuable upon exercise of options.

(14) Includes 14,250 shares of Class A Common Stock issuable within 60 days upon exercise of options.

(15) As reported on a Schedule 13G filed by William Blair & Co., L.L.C. on February 17, 1998. According to such 13G, William Blair & Co., L.L.C.
     has sole voting power with respect to 721,922 of these shares, and sole dispositive power with respect to all 1,935,554 of these shares. The address of this stockholder is 222 West Adams Street, Chicago, IL 60606.

(16) As reported on a Schedule 13G filed by Jurika & Voyles, L.P. on February 10, 1998. According to such 13G, Jurika & Voyles, L.P. have shared voting power with respect to 1,532,297 of these shares, and shared dispositive power with respect to 1,688,297 of the shares. Jurika & Voyles, L.P. does not have sole voting of dispositive power with respect to any share. The address of this stockholder is 1999 Harrison Street, Suite 700, Oakland, CA 94612.

(17) As reported on a Schedule 13G filed by Fifth Third Bancorp on February 17, 1998. According to such 13G, banking subsidiaries of Fifth Third Bancorp have sole voting power with respect to 1,139,685 of these shares, shared voting power with respect to 24,400 of these shares, sole dispositive power with respect to 1,139,685 of these shares and shared dispositive power with respect to 28,200 of these shares. The address of this stockholder is 38 Fountain Square Plaza, Cincinnati, Ohio 45263.

(18) Includes 115,600 shares of Class A Common Stock issuable within 60 days upon exercise of options.

                                          PROPOSAL 2

                           RATIFICATION OF APPOINTMENT OF AUDITORS

   The Company's Board of Directors has appointed KPMG Peat Marwick LLP, independent certified public accountants, as auditors of the Company's financial statements for the fiscal year ending December 31, 1998. KPMG Peat Marwick LLP has acted as auditors for the Company since July 1991.

   The Board has determined to afford stockholders the opportunity to express their opinions on the matter of auditors for the Company, and, accordingly, is submitting to the stockholders at the Annual Meeting a proposal to ratify the Board's appointment of KPMG Peat Marwick LLP. If this proposal does not receive the affirmative vote of a majority of the voting power of the Common Stock at the Annual Meeting, in person or by proxy, the Board of Directors will interpret this as an instruction to seek other auditors. The Board of Directors recommends that the stockholders vote to ratify the appointment of KPMG Peat Marwick LLP as auditors for the fiscal year ending December 31, 1998.

   It is expected that representatives of KPMG Peat Marwick LLP will be present at the Annual Meeting and available to respond to questions. Such representatives will be given an opportunity to make a statement if they desire to do so.

                                       OTHER MATTERS

   SOLICITATION -- The cost of this proxy solicitation will be borne by the Company. The Company will also request banks, brokers, fiduciaries, custodians, nominees and certain other record holders to send proxies, proxy statements and other materials to their principals at the Company's expense. Such banks, brokers, fiduciaries, custodians, nominees and other record holders will be reimbursed by the Company for their reasonable out-of-pocket expenses of solicitation. The Company does not anticipate that costs and expenses incurred in connection with this proxy solicitation will exceed those normally expended for a proxy solicitation for an election of directors in the absence of a contest.

   PROPOSALS OF STOCKHOLDERS -- To be considered at the 1999 Annual Meeting, stockholder proposals must be received by the Secretary of the Company not less than 120 days nor more than 150 days prior to April 3, 1999.

   OTHER BUSINESS -- The Board of Directors is not aware of any matters to be presented at the Annual Meeting other than those enumerated in the Company's Notice of Annual Meeting of Stockholders enclosed herewith. If any other matters are properly brought before the meeting, however, it is intended that the persons named in the proxy will vote as directed by the Board of Directors.

   ANNUAL REPORT TO STOCKHOLDERS -- The Company's Annual Report to Stockholders for the fiscal year ended December 31, 1997, containing financial and other information pertaining to the Company, is being furnished to stockholders simultaneously with this Proxy Statement.

   ANNUAL REPORT ON FORM 10-K -- The Company will furnish without charge a copy of the Company's Annual Report on Form 10-K for its fiscal year ended December 31, 1997, as filed with the Securities and Exchange Commission, upon the written request of any person who is a stockholder as of the record date. Requests for such materials should be directed to Zebra Technologies Corporation, 333 Corporate Woods Parkway, Vernon Hills, Illinois 60061,
Attention: Charles R. Whitchurch.

                                    By Order of the Board of Directors


                                    Gerhard Cless
                                    SECRETARY

PROXY                   ZEBRA TECHNOLOGIES CORPORATION                     PROXY
                PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 5, 1998
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned stockholder(s) hereby appoints Edward L. Kaplan and Gerhard Cless, and each of them, with power of substitution, as attorneys and proxies for and in the name and place of the undersigned, and hereby authorizes them to represent and to vote all of the shares of Class A Common Stock and Class B Common Stock of Zebra Technologies Corporation held of record as of March 6, 1998 which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Zebra Technologies Corporation to be held on May 5, 1998 at the Harris Trust and Savings Bank, 111 West Monroe Street, Chicago, Illinois 60690, at 10:30 a.m. local time, and at any adjournment thereof.

               (continued, and to be signed, on reverse side)

                         ZEBRA TECHNOLOGIES CORPORATION
      PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY /X/



                                         For ALL    Withhold    For ALL nominees
                                         nominees   Authority   except as marked
1. ELECTION OF DIRECTORS                   / /         / /            / /
   Gerhard Cless, Edward Kaplan,
   Christopher Knowles, David Riley
   and Michael Smith

   (Instructions: To withhold authority
   to vote for any individual nominee,
   strike a line through the nominee's
   name above)

                                                         For   Against   Abstain
2. PROPOSAL TO RATIFY THE APPOINTMENT OF KPMG PEAT       / /     / /       / /
   MARWICK LLP AS THE INDEPENDENT PUBLIC ACCOUNTANTS
   OF THE COMPANY.

3. In their discretion, the Proxies are authorized to vote upon such other matters as may properly come before the meeting.


Please sign exactly as the name appears on your stock certificate. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give title as such. When signing as a corporation, please sign in full corporate name by President or other authorized officer. When signing as a partnership, please sign in partnership name by an authorized person.
PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Signature_________________________________________DATE:___________________, 1998

Signature (if held jointly)_____________________________________________________


THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE ABOVE SIGNED STOCKHOLDER.
IF NO DIRECTION IS MADE, THE PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2.